Exhibit 99.1

Staffing 360 Solutions Announces Financial Results for
Fiscal Q3 2016

Company Reports Record Revenue of $44.0 Million, Improved Adjusted EBITDA of $956,000 and Operating Cash Flow of $2.2 Million for Q3 Ending February 29, 2016

New York, NY – April 12, 2016 – Staffing 360 Solutions, Inc. (NASDAQ: STAF), a public company executing a global buy-and-build strategy through the acquisition of staffing organizations in the US and UK, today released its financial results for its third fiscal quarter ended February 29, 2016.

“This quarter has resulted in the achievement of several new milestones,” stated Brendan Flood, Executive Chairman of Staffing 360 Solutions, Inc. “Our organic business has continued to improve, we received our first analyst coverage since listing on the NASDAQ and we couldn’t be more pleased with Dave joining the team as our new Chief Financial Officer. Importantly, our S-3 registration statement went effective, and we just tested the waters with a $2 million raise as part of our first registered offering. We are very pleased with the result as this represents part of our larger initiative to strengthen our Balance Sheet. We are also continuing to build momentum by generating a record $44.0 million in revenues during Q3 2016, representing the single largest quarterly revenue figure in our corporate history.”

Summary of Fiscal Q3 2016 (Three Months Ended February 29, 2016)

•	Revenues increased to $44.0 million, from $31.0 million in the quarter ended February 28, 2015, a 42% increase;

•	Gross profit reached $7.6 million, compared to approximately $5.5 million in the quarter ended February 28, 2015, a 38% increase;

•	Adjusted EBITDA increased over 500% to $956,000*, compared to Adjusted EBITDA of $149,000 in the quarter ended February 28, 2015;

•	Net loss increased to $1.7 million*, compared to a net loss of $78,000 in the quarter ended February 28, 2015;

•	Cash Flow from Operating Activities was a record $2.2 million for the nine months ended February 29, 2016, compared to a negative $1.1 million for the same period in the prior year.

* A table has been included in this press release reconciling net loss to Adjusted EBITDA.

“Our key initiatives and metrics are gaining momentum,” continued Mr. Flood. “Although we still have a net loss, these results include expenses that are either non-cash in nature, acquisition-related or are non-recurring. Despite this, we still posted year-over-year growth, as well as positive Adjusted EBITDA of approximately $956,000 for the quarter ended February 29, 2016, which is an extremely strong result for the winter quarter.”

Analysis of Financial Results

As a result of the Company’s M&A activity and organic growth, revenues increased to a record $44.0 million in the quarter ended February 29, 2016, compared to $31.0 million for the same period in 2015. Gross profit increased to $7.6 million, compared to $5.5 million for the same period in 2015. This represents gross margin of 17.3% and 17.8% respectively for both periods, which is approximately in line with the Company’s expectations for gross profit as a percentage of revenue.

The Company’s net loss for the quarter ended February 29, 2016 was approximately $1.7 million, compared to a net loss of approximately $78,000 for the same period in 2015. The increase in net loss was primarily attributable to non-cash accounting charges associated with the Company’s capital structure.

“We are very pleased with the progress and delivery that our operations have achieved,” stated David Faiman, Chief Financial Officer at Staffing 360 Solutions. “We have also begun to streamline operations. This quarter, our operating expenses were reduced to 18.7% of revenue, compared to 20.9% of revenue in the same period last year. As Staffing 360 continues to grow and we begin to leverage our existing support functions, we expect operating expenses compared to revenue to continue to trend lower. Another key metric is our operating cash flow, which first turned positive two quarters ago, and is now over $2 million for the first nine months of this year.”

Other Key Developments

•	Announced that the Company’s universal shelf registration statement on Form S-3 became effective on March 22, 2016. Since then, the Company recently tested the market with a $2 million raise through the issuance of common stock and Series C Preferred Stock, which converts into common stock on a 1:1 basis. The Company is very pleased with the result and believes this represents a major step toward achieving Staffing 360’s larger initiatives to strengthen the Balance Sheet and improve its leverage ratios.

•	Hired distinguished finance executive David Faiman as the Company’s Chief Financial Officer. Mr. Faiman is a PricewaterhouseCoopers LLP alum, and was the former Chief Accounting Officer and VP of Financial Planning & Analysis at Novitex Enterprise Solutions, Inc., and acting Chief Financial Officer during his tenure at Cengage Learning, Inc. – formerly Thomson Learning of Thomson Reuters.

•	Received the Company’s first analyst coverage since becoming NASDAQ listed. Staffing 360 Solutions aims to pursue additional research coverage as the Company looks to increases its awareness in the capital markets.

“We continue to make headway on executing our growth strategy, as exemplified by the significant number of milestones we achieved this quarter,” said Matt Briand, President and CEO. “In fiscal Q3 2016 we posted record revenue, streamlined our operations, achieved effectiveness of our S-3 registration statement and raised $2 million of equity, and continued to embark on our M&A program. With all of our developments in this quarter, we encourage investors to join us on our earnings conference call for more details on where we’ve been and where we are headed as our strategic initiatives continue to take shape.”

Earnings Conference Call

Staffing 360 Solutions will host a conference call on Tuesday, April 12, 2016 at 9:00 am Eastern Time to discuss its financial results for the fiscal third quarter ended February 29, 2016. The conference call will include a Q&A session where investors will have the opportunity to ask questions of management.

The teleconference can be accessed by dialing 877.407.0778 within the United States, 800.756.3429 within the UK, or 201.689.8565 internationally. Please dial in 10 minutes prior to the beginning of the call. There will be a playback of the teleconference available until April 26, 2016. To listen to the playback dial 877.660.6853 within the United States or 201.612.7415 internationally and use replay ID number: 13634703.

The conference call will be simultaneously webcast and available at:

http://www.investorcalendar.com/event/174915

About Staffing 360 Solutions, Inc.

Staffing 360 Solutions, Inc. (NASDAQ: STAF) is a public company in the staffing sector engaged in the execution of a global buy-and-build strategy through the acquisition of domestic and international staffing organizations in the US and UK. The Company believes the staffing industry offers opportunities for accretive acquisitions that will drive its annual revenues to $300 million. As part of its targeted consolidation model, the Company is pursuing acquisition targets in the finance and accounting, administrative, engineering and IT staffing space. For more information, please visit: www.staffing360solutions.com.

Follow Staffing 360 Solutions on Facebook, LinkedIn and Twitter.

Non-GAAP Financial Measures

The Company uses financial measures which are not calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”) in evaluating its financial and operational decision making regarding potential acquisitions, as well as a means to evaluate period-to period comparison. The Company presents these non-GAAP financial measures because it believes them to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. We refer you to the reconciliations below.

The Company defines Adjusted EBITDA as earnings (or loss) from continuing operations before interest expense, income taxes, depreciation and amortization, and amortization of non-cash stock-based compensation, non-recurring acquisition and restructuring expenses and goodwill impairment charges.

Forward-Looking Statements

Certain matters discussed within this press release are forward-looking statements including, but not limited to the timing and ability to enter into any additional acquisitions, as well as the size of future revenue. Although Staffing 360 Solutions, Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Specifically, in order for the Company to achieve annualized revenues of $300 million, the Company will need to successfully raise sufficient capital, to consummate additional target acquisitions, successfully integrate any newly acquired companies, organically grow its business, successfully defend current and any potential future litigation, as well as various additional contingencies, many of which are unknown at this time and generally out of the Company’s control. The Company can give no assurance that it will be able to achieve these objectives. Staffing 360 Solutions does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law. Factors that could cause actual results to differ materially from expectations include general industry considerations, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in Staffing 360 Solutions’ reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

Investor Relations Firm:

PCG Advisory Group

Stephanie Prince, Managing Director

646.762.4518

sprince@pcgadvisory.com

Corporate Investor Contact:

Staffing 360 Solutions, Inc.

Darren Minton, Executive Vice President

212.634.6413

darren.minton@staffing360solutions.com

Financial Contact:

Staffing 360 Solutions, Inc.

David Faiman, Chief Financial Officer

212.634.6410

info@staffing360solutions.com

Staffing 360 Solutions, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(All Amounts in Thousands)

	February 29,	May 31,
	2016	2015
	(Unaudited)

ASSETS

Assets
Current Assets	$24,760	$20,953
Other Assets	30,416	21,379
Total Assets	$55,176	$42,332

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities
Current Liabilities	$38,768	$27,546
Other Liabilities	8,066	5,284
Total Liabilities	46,834	32,830

Stockholders’ Equity
Stockholders’ Equity	7,281	8,449
Non-Controlling Interest	1,061	1,053
Total Stockholders’ Equity	8,342	9,502

Total Liabilities and Stockholders’ Equity	$55,176	$42,332

Staffing 360 Solutions, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(All Amounts in Thousands)

(Unaudited)

	For the Three Months Ended
	February 29, 2016	February 28, 2015 *

Revenue	$43,954	$30,964

Cost of Revenue	36,363	25,438

Gross Profit	7,591	5,526

Operating Expenses	8,242	6,462

Loss from Operations	(651)	(936)

Other Income (Expenses)	(1,183)	787

Loss Before Provision for Income Tax	(1,834)	(149)

Income Tax Expense	(8)	(32)

Net Loss from Continued Operations	(1,842)	(181)

Net Loss from Discontinued Operations	-	-

Net Loss	$(1,842)	$(181)

Net Loss Attributable to Non-Controlling Interest	(213)	(103)

Dividends – Series A Preferred Stock	50	-

Net Loss Attributable to Common Stock	$(1,679)	$(78)

* Pursuant to US GAAP requirements, the Company has revised the historical results to exclude Cyber 360, Inc. as a discontinued operation.

Staffing 360 Solutions, Inc. and Subsidiaries

Condensed Consolidated Non-GAAP Adjusted EBITDA Calculations

Comparing the Three Months Ended February 29, 2016 and February 28, 2015

(All Amounts in Thousands)

(Unaudited)

	Fiscal Q3 2016	Fiscal Q3 2015

	For the Three Months Ended February 29, 2016	For the Three Months Ended February 28, 2015 *

Revenue	$43,954	$30,964

Gross Profit	$7,591	$5,526

Loss from Operations	$(651)	$(936)

Net Loss Attributable to Common Stock	$(1,679)	$(78)

Adjustments:
Interest	$479	$346
Tax	8	32
Depreciation and Amortization	1,510	771
Other Income	(3)	15
Non-Controlling Interest	(213)	(103)

Sub-Total	1,781	1,061

Non-Adjusted EBITDA	$102	$983

Acquisition, Capital Raising, Non-Cash and Other Expenses	768	450
Restructuring Expenses / (Income)	5	(1,284)
Impairment of Goodwill/ Intangibles	-	-
Modification Expense	31	-
Dividends – Series A Preferred	50	-

Total Adjustments	2,635	227

Adjusted EBITDA	$956	$149

* Pursuant to US GAAP requirements, the Company has revised the historical results to exclude Cyber 360, Inc. as a discontinued operation.